Exhibit 99.1

NEWS RELEASE

Cleveland-Cliffs and AK Steel Announce Shareholder Approvals of Merger Agreement

CLEVELAND – March 10, 2020 – Cleveland-Cliffs Inc. (NYSE: CLF) (“Cliffs”) and AK Steel Holding Corporation (NYSE: AKS) (“AK Steel”) jointly announced that, at their respective special shareholder/stockholder meetings held earlier today, the shareholders of Cliffs and the stockholders of AK Steel voted to approve all of the proposals necessary to complete the previously announced acquisition of AK Steel by Cliffs. Under the pending transaction, Cliffs would acquire AK Steel pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into by Cliffs and AK Steel providing for the merger of a wholly-owned subsidiary of Cliffs with and into AK Steel, with AK Steel surviving the merger and becoming a wholly-owned subsidiary of Cliffs.

Lourenco Goncalves, Chairman, President and Chief Executive Officer of Cliffs said: “The shareholders of Cliffs and the stockholders of AK Steel have spoken, and delivered an outstanding victory in support of our transaction. I thank you all for your unequivocal demonstration of support.” Mr. Goncalves added: “The new Cleveland-Cliffs is a lot stronger than either Cliffs or AK Steel individually. We are ready to transform your confidence into shareholder value, and that’s what we are going to do.”

The shareholder/stockholder vote results are based upon preliminary tabulations by the independent inspector of elections. Cliffs and AK Steel will each report the final voting results from its special shareholder/stockholder meeting on a Form 8-K that will be filed with the U.S. Securities and Exchange Commission after certification by each company’s inspector of election. The transaction is currently scheduled to close on March 13, 2020.

About Cleveland-Cliffs Inc.

Founded in 1847, Cliffs is the largest and oldest independent iron ore mining company in the United States. Cliffs is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. In 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. On December 2, 2019, Cliffs agreed to acquire AK Steel, a leading North American producer of sophisticated steel products, which is expected to close in the first quarter of 2020. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs’ employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com.

About AK Steel

AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, including electrical power, and distributors and converters markets. Through its subsidiaries, the company also provides customer solutions with carbon and stainless steel tubing products, hot- and cold-stamped components, and die design and tooling. Headquartered in West Chester, Ohio (Greater Cincinnati), the company has approximately 9,300 employees at manufacturing operations in the United States, Canada and Mexico, and facilities in Western Europe.

Forward-looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “would,” “target” and similar expressions, as well as variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed Merger and the anticipated benefits thereof. These and other forward-looking statements reflect AK Steel’s and Cliffs’ current beliefs and judgments and are not guarantees of future results or outcomes. Forward-looking statements are based on assumptions and estimates that are inherently affected by economic, competitive, regulatory, and operational risks and uncertainties and contingencies that may be beyond AK Steel’s or Cliffs’ control.

They are also subject to inherent risks and uncertainties that could cause actual results or performance to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include (i) the completion of the proposed Merger on the anticipated terms and timing, including anticipated tax treatment, or at all, (ii) potential unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, economic performance, indebtedness, financial condition, losses and future prospects, (iii) the ability of Cliffs to integrate its and AK Steel’s businesses successfully and to achieve anticipated synergies, (iv) business and management strategies for the management, expansion and growth of the combined company’s operations following the consummation of the proposed Merger, (v) pending litigation relating to the proposed Merger and potential future litigation that could be instituted against AK Steel, Cliffs or their respective directors, (vi) the risk that disruptions from the proposed Merger will harm AK Steel’s or Cliffs’ business, including current plans and operations, (vii) the ability of AK Steel or Cliffs to retain and hire key personnel, (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Merger, (ix) uncertainty as to the long-term value of Cliffs’ common stock, (x) continued availability of capital and financing and rating agency actions, (xi) legislative, regulatory and economic developments and (xii) unpredictability and severity of catastrophic events, including acts of terrorism, outbreak of war or hostilities or public health crises, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed Merger, are more fully discussed in the joint proxy statement/prospectus that is included in the Registration Statement (as defined below) filed with the SEC by Cliffs in connection with the proposed Merger. While the list of factors presented here is, and the list of factors presented in the Registration Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Other factors that may present significant additional obstacles to the realization of forward-looking statements or which could have a material adverse effect on AK Steel’s or Cliffs’ respective consolidated financial condition, results of operations, credit rating or liquidity are contained in AK Steel’s and Cliffs’ respective periodic reports filed with the SEC, including AK Steel’s annual report on Form 10-K and Cliffs’ annual report on Form 10-K. Neither AK Steel nor Cliffs assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by applicable law.

Source: Cleveland-Cliffs Inc.

MEDIA CONTACT: Patricia Persico Director, Corporate Communications (216) 694-5316	INVESTOR CONTACT: Paul Finan Director, Investor Relations (216) 694-6544
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